EXHIBIT 23.5

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the use of our reports with respect to the statements of revenue and certain expenses of Ardenwood Corporate Park, ASM Lithography Facility, AT&T Web Hosting Facility, Granite Tower, and Stanford Place II for the year ended December 31, 2002 and the statements of revenue and certain expenses of 100 Technology Center Drive, Carrier Center, Comverse Technology Building, Savvis Data Center, Webb at LBJ, AboveNet Data Center, 200 Paul Avenue, and 1100 Space Park Drive for the year ended December 31, 2003, included herein and to the reference to our firm under the heading “Experts” in the registration statement and related prospectus. Our reports refer to the fact that the statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expenses.

/s/ KPMG LLP

Los Angeles, California

October 11, 2004